Exhibit (d)

LETTERHEAD OF THOMPSON HINE LLP

November 24, 2014

ConvergEx Depositary, Inc.—ADR Department

1633 Broadway, 48th Floor
New York, New York 10019

Re: Unsponsored American Depositary Receipts for Shares of Common Stock of Robinsons Retail Holdings, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) that is to be filed with the Securities and Exchange Commission (the “SEC”) by the legal entity created by the American Depositary Receipts (“ADR(s)”) evidencing American Depositary Shares (“ADS(s)”), each ADS representing the right to receive, subject to the terms of the ADR representing such ADS, ten (10) shares of common stock (the “Shares”) of Robinsons Retail Holdings, Inc., a company organized under the laws of The Philippines. The Registration Statement is being filed for the purpose of registering Five Million (5,000,000) ADSs under the Securities Act of 1933, as amended (the “Securities Act”).

Assuming that, at the time of their issuance, the Registration Statement will be effective, and the Shares will have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the ADRs and the Registration Statement, will be legally issued and will entitle the registered holders of the ADSs to the rights specified in the applicable ADRs.

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ConvergEx Depositary, Inc.—ADR Department

November 24, 2014

This opinion is limited to the laws of the State of New York and the Federal laws of the United States. Without admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act, we hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement.

Very truly yours,

/S/ THOMPSON HINE LLP

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